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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
FirstCity Financial Corporation:

        We consent to the incorporation by reference in the registration statements (Numbers 333-10345, 333-48671, 333-59333, 333-00623, 333-09485 and 333-124861) on Forms S-3 and S-8 of FirstCity Financial Corporation, of our reports dated March 17, 2008, with respect to the consolidated balance sheets of FirstCity Financial Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 Annual Report on Form 10-K of FirstCity Financial Corporation. Our reports were unqualified and included an explanation paragraph that described as of January 1, 2007, the Company's adoption of the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB Statement No. 109, and the provisions of Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140, and as of January 1, 2006, the Company's adoption of the provisions of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and as of December 31, 2006, the Company's adoption of the Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in the Current Year Financial Statements, as discussed in note 1 to the consolidated financial statements.

KPMG LLP

Dallas, Texas
March 17, 2008

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  Exhibit 23.1